EXHIBIT 10.1

THIS AGREEMENT is made on the 2nd day of April, 2014

BETWEEN

(1)
AMERICAN MIDWEST OIL AND GAS CORP., a company incorporated under the laws of the State of Wyoming and having its principal office at  2812 1st Ave. N., Suite 424, Billings, Montana 59101-2312  (the “Company”); and

(2)	AXIOM OIL AND GAS CORP. a company incorporated under the laws of the State of Nevada and whose registered office is at 1846 E. Innovation Park Dr., Oro Valley, Arizona 85755 (the “Purchaser”).

WHEREAS:

(A)	The Company is a private company incorporated under the laws of Wyoming, further particulars of which are set out in Schedule 1.

(B)
Pursuant to Agreements made the 1st day of April 2014 between all of the shareholders of the Company (the “Shareholders”) and the Vendor whereby the Vendor will acquire all of the issued and outstanding shares of the Company for 7,400,000 shares of the Purchaser and payment of $150,000 for a licensing fee for the 3D seismic, to be paid from production and/or from funds received as defined in the authorization for expenditure for future drilling.

WHEREBY IT IS AGREED as follows:-

1	SALE AND PURCHASE

1.1	The Company will take all the steps necessary within its power to give effect to the Agreements between the Purchaser and the Shareholder

1.2	The Company confirms that each of the Shareholders owns the shares set out in the Agreements between the Shareholders and the Purchase.

2	The Company represents and warrants as of the date hereof that:

2.1
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

2.2
The authorized capital stock of Company consists of 1,000 shares of Company Common Stock of which, as of April 1, 2014, no more than 1,000 shares were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof.

3.	COMPLETION

3.1	Completion of the Agreements between the Shareholders and the Purchaser shall take place at the offices of the Company or at a mutually agreed upon venue on the 29th day of May, 2014.

3.2
At Completion the Company shall hold a Board meeting and it shall be resolved that each of the transfers by each of the Shareholders to the Purchaser shall be approved for registration and (subject only to the transfers being duly stamped) and the Purchaser registered as the holder of all 7,400,000 shares in the register of members as per Schedule A;

4.REMEDIES AND WAIVERS

4.1.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

4.1.2	affect that right, power or remedy; or

4.1.3	operate as a waiver thereof.

4.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

4.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

5.           FURTHER ASSURANCE

The Company shall from time to time at its own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such deeds and documents as the Purchaser may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred on the Purchaser in this Agreement.

6	ENTIRE AGREEMENT

This Agreement in the form signed by each of the parties constitutes the entire agreement between the parties relating to the sale and purchase of the Sale Shares. No party has relied on any representation made by any other party or any other person except for any representation expressly set out in this Agreement save that this Clause shall not limit liability for fraudulent misrepresentation.  No future variation shall be effective unless made in writing and signed by each of the parties.

7	NOTICES

7.1	A notice under this Agreement shall only be effective if it is in writing.

7.2
Notices under this Agreement shall be sent to a party at its address as set out in this Agreement provided further that a party may change its notice details on giving notice to the other parties of the change in accordance with this Clause.  That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

7.3.1	if delivered personally, on delivery;

7.3.2	if sent by first class post, two clear Business Days after the date of posting.

7.4
Any notice given under this Agreement outside the hours of 9.30 am to 5.30 pm on a working day in the place to which it is addressed shall be deemed not to have been given until 9.30am on the next working day in such place.

8	ANNOUNCEMENTS

No announcement concerning the sale of the Sale Shares or any ancillary matter shall be made by the Company without the prior written approval of the Purchaser.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

10.	GENERAL

10.1.1
Failure by any party to exercise or enforce any right conferred by this        Agreement shall not be deemed to be a waiver of any such right nor operate so as to bar the exercise or enforcement of such right or of any other right on any other occasion.  A waiver of any default shall not constitute a waiver of any subsequent default.

10.1.2
This Agreement is personal to the Purchaser who may not assign, transfer, hold on trust, or otherwise deal with any of the property rights or obligations transferred to it, including the Sale Shares, without the prior written consent of each of the Vendors.

10.1.3
If any part, term or provision of this Agreement not being of a fundamental nature shall be held illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

10.2	This Agreement may only be modified if such modification is in writing and signed by a duly authorised representative of each party.

10.3
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that none of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

11	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Nevada.  The Courts of Nevada are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement.

AS WITNESS whereof this Agreement has been signed by or on behalf of the parties the day and year first before written.

AXIOM OIL AND GAS CORP.
/s/ Michael H. Altman
Per: Michael H. Altman
President

AMERICAN MIDWEST OIL AND GAS CORP.
/s/ Robert Knight
Per: Robert Knight
President

Schedule A

Eric Johnson	1,850,000
William House	1,850,000
Ryan Kerr	1,850,000
0959285 BC Ltd.	1,387,500
391566 BC Ltd.	462,500